Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (Nos. 333-189711, 333-189712, 333-189716, 333-196054, and 333-203912) on Form S-8 of Mallinckrodt Public Limited Company of our reports dated March 23, 2015, with respect to the consolidated balance sheet of Compound Holdings II, Inc. and its subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows, for the year ended December 31, 2014, and the consolidated balance sheets of Ikaria. Inc. and its subsidiaries as of December 31, 2014 (Successor Balance Sheet Date) and 2013 (Predecessor Balance Sheet Date), and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ (deficit) (Predecessor), changes in stockholder’s equity (Successor) and cash flows for the periods February 12, 2014 through December 31, 2014 (Successor Period), and January 1, 2014 through February 11, 2014 and the year ended December 31, 2013 (Predecessor Periods), which reports are incorporated by reference in the Form 8‑K/A of Mallinckrodt Public Limited Company dated June 29, 2015.

/s/ KPMG LLP
Short Hills, New Jersey
June 29, 2015